EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports, both dated March 16, 2015, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting.
Our report dated March 16, 2015 contains an explanatory paragraph that states that the Company continues to incur operating losses, has yet to achieve break-even cash flows from operations, has significant debt servicing costs and is currently not in compliance with the continued listing requirements of the New York Stock Exchange. These conditions, along with other matters as set forth in Note 2 in the consolidated financial statements, raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might arise from the outcome of this uncertainty.

/s/ KPMG LLP
Chartered Professional Accountants, Licensed Public Accountants
Toronto, Canada
March 27, 2015